Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617.926.1551 pmarshall@panacos.com

Panacos Announces Initiation of Phase 2b Clinical Trial of First-In-Class HIV Maturation Inhibitor, Bevirimat (PA-457)

Watertown, MA (June 12, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced the initiation of a Phase 2b clinical trial of bevirimat (previously designated PA-457), the Company’s lead drug candidate for the treatment of HIV. Institutional Review Board (IRB) and other approvals have been received at initial study sites and the study is now open for enrollment.

“Initiation of the Phase 2b study of bevirimat represents a key milestone for Panacos,” said Dr. Samuel K. Ackerman, Panacos’ President and CEO. “With the benefit of the results of our Phase 2a study, we have been able to focus on a dose range that we believe will provide maximum antiviral benefit to patients. In the Phase 2b trial, we plan to test these doses of bevirimat in combination with approved HIV drugs as part of an optimized regimen in patients failing treatment due to drug resistance. The goal of this study is to select the most appropriate dose to take into pivotal Phase 3 testing.”

Study Design

In the Phase 2b study, HIV-infected patients failing their current antiretroviral therapy will receive oral bevirimat or placebo once daily for three months in combination with background antiretroviral therapy. Initially, twelve patients per dose plus four placebo patients will be enrolled in each of three bevirimat dosage groups (400mg, 500mg and 600mg) in a dose-escalation fashion. For the first two weeks of treatment, patients will receive bevirimat or placebo in addition to their previous background therapy (“functional monotherapy”), following which each patient’s background will be optimized and treatment continued for a total of three months. Groups receiving doses higher than 600mg may be enrolled following review of functional monotherapy data from the first three groups by the Company and FDA. Following evaluation of data, the Company also plans to submit a protocol amendment to expand patient numbers to a total of approximately 36 patients receiving bevirimat at each of the selected doses.

Efficacy endpoints of the study will include reduction in viral load after 14 days of functional monotherapy and after three months of dosing. If doses up to 600mg are evaluated and all three dosage groups are expanded, the total number of patients in the trial would be approximately 144, including 108 patients receiving bevirimat and 36 patients receiving placebo. Patients completing three months of therapy would be eligible for a rollover protocol to continue long-term dosing.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile.

Except for the historical information contained herein, statements made herein, including those relating to the timing of commencement of the Phase 2b study of bevirimat, the expected results of the Phase 2b study of bevirimat, the design of the current and future studies of bevirimat and the progress in bevirimat’s clinical development are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

# # #